EXHIBIT 99.1

Contact:    ClearOne Communications, Inc.
           Investor Relations
           (801) 303-3555

CLEARONE AWARDED MULTIMILLION-DOLLAR DAMAGES BY JURY IN FEDERAL TRADE SECRET MISAPPROPRIATION CASE

Salt Lake City, UT –November 7, 2008 – ClearOne Communications, Inc. (NASDAQ: CLRO) announced today that a jury awarded it multimillion-dollar damages in a federal trade secret case.

A jury trial was held in federal court in Utah in connection with the lawsuit (the “Intellectual Property Case”) initiated by ClearOne against Biamp Systems Corporation (“Biamp”); WideBand Solutions, Inc. (“WideBand”); three of WideBand’s principals – Dr. Jun Yang, who was a former ClearOne employee, Andrew Chiang, who was previously affiliated with an entity that sold certain assets to ClearOne, and Lonny Bowers; and Versatile DSP, Inc. (collectively, the “Defendants”).  ClearOne’s complaint brought claims against different combinations of the Defendants for, among other things, misappropriation of trade secrets, breach of contract, breach of the covenant of good faith and fair dealing, and breach of fiduciary duty, primarily in relation to the theft of certain algorithms and computer code.  At trial, and throughout the Intellectual Property Case, ClearOne was represented by the Utah law firm of Magleby & Greenwood, P.C.

On November 5, 2008, the jury returned a verdict in the Intellectual Property Case in favor of ClearOne and against all of the Defendants.  Accordingly, the jury awarded ClearOne approximately $3.5 million in compensatory damages and $7.0 million in punitive damages.  Among other things, the jury found that all of the Defendants willfully and maliciously misappropriated ClearOne’s trade secrets.  Based on that finding, the court may also award ClearOne exemplary damages and reasonable attorneys’ fees.  The court left in place the previously-entered preliminary injunction, pending ClearOne’s application for entry of a permanent injunction against the Defendants.

While ClearOne intends to vigorously pursue collection of the damage awards, collectability of the judgments cannot be guaranteed.  Furthermore, the jury’s verdict and damage awards are subject to appeal by one or more of the Defendants.

About ClearOne

ClearOne is a communications solutions company that develops and sells audio conferencing systems and other related products for audio, video, and web conferencing applications.  The reliability, flexibility, and performance of ClearOne’s comprehensive solutions create a natural communications environment, which saves organizations time and money by enabling more effective and efficient communication.  For more information, visit ClearOne’s website at www.clearone.com.